Exhibit 99.1

Myomo Receives Technology License Fee Payment from China Joint Venture Company

Payment of $1.7 million permits the start of activities to manufacture and sell the MyoPro® in China

BOSTON (April 10, 2023) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, announces receipt of the final portion of the initial license fee under the Technology License Agreement with its joint venture company in China, Jiangxi Myomo Medical Assistive Appliance Co. Ltd. (the “JV Company”).

Receipt of the full initial technology license fee enables the start of technology transfer to the JV Company. Once completed, the JV Company will begin the process of submitting existing clinical evidence regarding the safety and efficacy of the MyoPro to the regulatory authorities in China to enable its manufacture and sale to rehabilitation hospitals and patients in China, Hong Kong, Taiwan and Macau. Myomo will account for this approximately $1.7 million payment as license revenue in the second quarter of 2023.

“We’re pleased that business conditions in China have normalized following the COVID-19 pandemic, enabling payment of the remaining initial license fee. Our teams are now working together to establish local manufacturing and sales operations for the JV Company to serve patients in the greater China territory," said Paul R. Gudonis, Myomo’s chairman and chief executive officer.

“China represents the world’s largest market for the MyoPro,” said David Ren, chief executive officer of Anhui Ryzur Medical Equipment Manufacturing Co. Ltd., the majority partner in the JV Company. “Our initial business development efforts have identified hundreds of rehabilitation hospitals and other facilities interested in testing the MyoPro on patients suffering from upper extremity paralysis. We are working to obtain regulatory approval to manufacture and sell the MyoPro in China as quickly as possible.”

Under the Technology License Agreement, Myomo has received an upfront licensing fee of $2.7 million and the JV Company has entered into an escalating purchase commitment for a minimum of $10.75 million in MyoPro Control System Units during the next 10 years, subject to receipt of regulatory approvals necessary to permit sales of the product. The JV Company will work with Ryzur Medical and Myomo to develop enhanced technologies and new devices based on the current Myomo technology for the greater China territory. Myomo holds a 19.9% ownership interest in the JV Company.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for license revenue in the second quarter of 2023, receipt of regulatory approval to manufacture and sell the MyoPro in China, Hong Kong, Taiwan and Macau, and the ability of the JV Company to ramp manufacturing of the MyoPro, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

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We have a history of operating losses and our financial statements for the period ended December 31, 2022 include disclosures regarding there being substantial doubt about our ability to continue as a going concern.
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our ability to achieve reimbursement from third-party payers for our products, including CMS for Medicare Part B patients;
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the direct and indirect impact of the novel coronavirus (COVID-19) on our business and operations, including fabrication and delivery, sales, patient consultations, supply chain, manufacturing, insurance reimbursements and employees;
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our ability to continue normal operations and patient interactions in order to deliver and fit our custom-fabricated device;
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our marketing and commercialization efforts;
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our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;
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our ability to effectively execute our business plan and scale up our operations;
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our expectations as to our product development programs, and;
•
general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Myomo

ir@myomo.com

LHA Investor Relations

Kim Sutton Golodetz

kgolodetz@lhai.com

212-838-3777

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